Exhibit 5.1

Our ref	KKZ/739735-000005/15415017v6

Phoenix Tree Holdings Limited

Room 212, Chao Yang Shou Fu
8 Chao Yang Men Nei Street

Dongcheng District

Beijing 100010
People’s Republic of China

10 January 2020

Dear Sirs and Madams

Phoenix Tree Holdings Limited

We have acted as Cayman Islands legal advisers to Phoenix Tree Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain American depositary shares (the “ADSs”) representing the Company’s Class A ordinary shares of par value US$0.00002 each (the “Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.2 and 23.2 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                               The certificate of incorporation of the Company dated 1 June 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2                               The tenth amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 24 October 2019 and effective on 28 October 2019 (the “Pre-IPO Memorandum and Articles”).

1.3                               The eleventh amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 28 October 2019 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the “IPO Memorandum and Articles”).

1.4                               The minutes (the “Board Minutes”) of two meeting of the board of directors of the Company held on 28 October 2019 (the “2019 Board Meeting”) and 7 January 2020 (the “2020 Board Meeting” and together with the 2019 Board Meeting, the “Board Meetings”).

1.5                               The minutes (the “EGM Minutes”) of two extraordinary general meetings of the shareholders of the Company held on 28 October 2019 and 7 January 2020 (together, the “EGMs”).

1.6                               A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7                               A certificate of good standing dated 17 October 2019, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               The genuineness of all signatures and seals.

2.3                               There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3                                         Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies in the Cayman Islands under the laws of the Cayman Islands.

3.2                               The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares, US$1,000,000 divided into 50,000,000,000 shares of a par value of US$0.00002 each comprising of (i) 49,754,000,000 Class A Ordinary Shares of a par value of US$0.00002 each and (ii) 246,000,000 Class B Ordinary Shares of a par value of US$0.00002 each.

3.3                               The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4                               The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                                         Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP